Exhibit 99.1

Jameson Inns, Inc.	PRESS RELEASE

8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346 (770) 481-0305 FAX (770) 901-9550

Media Contact:

W. David Vining, Vice President, Marketing

770-901-9020, dvining@jamesoninns.com

For Immediate Release

Jameson Inn Announces Concessions For Storm Victims

Katrina refugees to receive special discounts and consideration

ATLANTA, GA. – September 1, 2005—Jameson Inns, with 122 hotels in the South and Midwest, today announced several steps the company is taking to provide additional comfort and relief to guests displaced by Hurricane Katrina.

The General Manager of each impacted hotel is empowered to:

•	Offer an “Extended Stay” rate to guests who are forced to stay for more than a week

•	Offer sixty minutes of free long distance calls to victims who need to contact family, friends or insurance companies

•	Negotiate complimentary meals with local restaurants or service organizations

•	Provide a significant discount at Jameson Inn hotels not affected by the storm evacuation, for guests willing to travel further

•	Engage local social service providers to assist guests unable to afford lodging

“Fortunately none of our hotels sustained significant damage, but the devastation from Hurricane Katrina is far more severe and has much longer term consequences than any event we’ve ever seen in our markets,” said Tom Kitchin, CEO and Chairman of Jameson Inns. “Many of our hotels are full of people with no place to go; and they have no idea when, or even if, they will be able to return to their homes.

“We’ve never tolerated price gouging during natural disasters at any of our hotels. Given the current circumstances, our folks at the properties asked us if we could do even more for these particular guests, and we were happy to accommodate that request.”

The discounted rates and special promotions will be for a limited time, but no expiration date has been established. “We will monitor the situation and the need and do what’s right for these people,” said Kitchin.

About Jameson Inns

Jameson Inns, Inc., headquartered in Atlanta, GA, owns and operates hotel properties in the southeastern and midwestern United States. There are currently 122 Inns (105 under the Jameson Inn brand and 17 under the Signature Inn brand), with approximately 8,000 rooms in 13 states.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.